UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  August 6, 2009 (August 5, 2009)
(Date of Earliest Event Reported)

PENN VIRGINIA RESOURCE PARTNERS, L.P.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-16735	23-3087517
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Radnor Corporate Center, Suite 300
100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (610) 687-8900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.
and
Item 7.01	Regulation FD Disclosure.

On August 5, 2009, Penn Virginia Resource Partners, L.P. issued a press release regarding its financial results for the three and six months ended June 30, 2009.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The non-generally accepted accounting principle (“non-GAAP”) financial measures of distributable cash flow, net income as adjusted and net income as adjusted per limited partner unit are presented in the press release.  The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (“GAAP”), with the exception of maintenance capital expenditures as used in our calculations of distributable cash flow.  Maintenance capital expenditures are defined as capital expenditures which do not generate additional revenues or net cash provided by operating activities.  As part of the press release information, we have provided reconciliations of these non-GAAP financial measures to their most comparable financial measure or measures calculated and presented in accordance with GAAP.

We believe that investors can more accurately understand our financial results if they have access to the same financial measures used by management.  Distributable cash flow represents net income plus depreciation, depletion and amortization expense, plus impairments, plus (minus) derivative losses (gains) included in operating income and other income, plus (minus) cash received (paid) for derivative settlements, minus equity earnings in joint ventures, plus cash distributions from joint ventures, minus maintenance capital expenditures.  Distributable cash flow is a significant liquidity metric which is an indicator of our ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to our partners.  Distributable cash flow is also the quantitative standard used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of publicly traded partnerships.  Distributable cash flow is presented because we believe it is a useful adjunct to net cash provided by operating activities under GAAP.  Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, as a measure of liquidity or as an alternative to net income.

Net income as adjusted represents net income adjusted to exclude the effects of non-cash changes in the fair value of derivatives and impairments.  We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of publicly traded partnerships in the natural gas midstream industry.  Our management uses this information for comparative purposes within the industry.  Net income as adjusted is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.

Net income as adjusted per limited partner unit represents net income as adjusted after deducting the amount allocated to our general partner’s interests, including our general partner’s incentive distribution rights, divided by the weighted average number of outstanding limited partner units during the period. As part of this calculation, in accordance with the cash distribution requirements contained in our partnership agreement, our net income is first allocated to our general partner based on the amount of incentive distributions attributable to the period. The remainder is then allocated between the limited partners and our general partner based on their respective percentage ownership. Net income as adjusted per limited partner unit is used as a supplemental financial measure by us and by external users of our financial statements, such as investors, commercial banks, research analysts and others. Our method of computing net income as adjusted per limited partner unit may not be the same method used to compute similar measures reported by other publicly traded partnerships and may be computed differently by us in different contexts.

In accordance with General Instruction B.2 of Form 8-K, the above information and the press release are being furnished under Items 2.02 and 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section, nor shall such information and exhibit be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Penn Virginia Resource Partners, L.P. press release dated August 5, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 6, 2009

Penn Virginia Resource Partners, L.P.
By:	Penn Virginia Resource GP, LLC,
its general partner

By:	/s/ Frank A. Pici
Name:	Frank A. Pici
Title:	Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Penn Virginia Resource Partners, L.P. press release dated August 5, 2009.